Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 16th day of August, 2002 (the “Effective Date”) by and between ENCHIRA BIOTECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), and Paul G. Brown, III (“Consultant” or “Mr. Brown”).

WHEREAS, the Company and Mr. Brown entered into that certain Employment Agreement dated July 18, 1995, as amended by that certain First Amendment to Employment Agreement dated April 18, 2000, as further amended by that certain Second Amendment to Employment Agreement dated April 2, 2002, to be effective as of January 1, 2002 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and Mr. Brown entered into that certain Settlement and Release Agreement (the “Original Release”) dated May 7, 2002 whereby in exchange for certain retention payments by the Company to Mr. Brown, which Mr. Brown accepted, Mr. Brown agreed to, among other things, forgo certain severance obligations set forth in his Employment Agreement; and

WHEREAS, concurrently with the execution of the Original Release, the Company paid to Mr. Brown an initial payment of $75,000 and deposited with the Southwest Bank of Texas, N.A., a Texas banking corporation, a second payment in the amount of $75,000 to be held in escrow (the “Second Payment”) payable to Mr. Brown under certain conditions as set forth in Section 1B. of the Original Release, including, but not limited to, the termination of the Employment Agreement and the execution of a settlement and release agreement containing terms substantially similar to those provided in the Original Release (the “Settlement and Release Agreement”); and

WHEREAS, the Company and Mr. Brown entered into the Settlement and Release Agreement dated of even date herewith which waives the requirement of Mr. Brown’s resignation as an officer and/or director of the Company as a condition to his receipt of the Second Payment, and instead, the Company desires to engage Mr. Brown as a consultant, and Mr. Brown desires to accept such engagement as a consultant in accordance with the terms of this Agreement;

NOW, THEREFORE, the Company and Consultant hereby agree as follows:

1.             Consulting Services.  Consultant is hereby engaged by the Company as an independent contractor, and not as an employee, to carry out the project specified in the Description of Work attached hereto as Exhibit A, on the terms and conditions set forth in such Description of Work.

2.             Term.  This Agreement shall commence on the Effective Date, and continue until terminated by the Company or Consultant.  This Agreement may be terminated by Consultant or Company, with or without “cause” (as defined below), by giving ten (10) days advance written notice thereof to the other party hereto.  In addition, this Agreement may be terminated by the Company immediately for “cause.”  For purposes of this Agreement, “cause” shall be deemed to exist for termination of this Agreement by the Company in the event (i) Consultant is not performing in compliance with the Description of Work, (ii) Consultant has engaged in personal conduct which (in the good faith determination of the Company) would materially injure the goodwill or reputation of the Company or otherwise materially adversely affect the interests of the Company or (iii) of any breach by Consultant of the obligations contained in this Agreement or any other agreement between the Company and Consultant.

In the event of any termination of this Agreement prior to completion of the term of this Agreement pursuant to the above provisions (whether with or without “cause”), the Company’s sole liability thereupon will be to pay Consultant any unpaid balance due for work performed up to and including the date of termination, if applicable.

3.             Independent Contractor.  It is agreed that Consultant’s services are made available to the Company on the basis that Consultant will retain Consultant’s individual professional status and that Consultant’s relationship with the Company is that of an independent contractor and not that of an employee.  Consultant will not be eligible for any employee benefits, nor will the Company make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind.  Consultant will use Consultant’s own discretion in performing the tasks assigned, within the scope of work specified by the Company.  Consultant agrees to indemnify and hold the Company harmless from and against any claim made by any third party against the Company based in whole or in part upon any action by Consultant or any of Consultant’s employees, associates, consultants, agents, representatives, assignees or successors in interest, which occurs pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement.

4.             Confidential Information.  Consultant agrees that he shall keep in strictest confidence all information relating to the products, materials, programs, algorithms, designs, trade secrets, secret processes, techniques, structures, formulas, data and know-how, improvements, inventions, strategies, forecasts, equipment, patent position, sources of supply, customers, marketing plans and markets of the Company and all other confidential knowledge, data and information related to the business or affairs of the Company or any of its clients, customers, consultants, licensors, licensees or affiliates (collectively, “Confidential Information”) that may be acquired pursuant to or in connection with this Agreement or the relationship or  relationships contemplated by this Agreement.  During and after the term of this Agreement, Consultant will not, without the prior written consent of an officer of the Company, publish, communicate, disclose or use for any purpose any of such Confidential Information.  Upon termination of this Agreement, Consultant will return to the Company all records, data, notes, reports, printouts, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by the Company or developed or prepared pursuant to the relationship hereunder.

Notwithstanding the foregoing, it is agreed that Confidential Information shall not include (i) any information which is or becomes through no fault of Consultant generally known to the public, and (ii) Consultant’s skill, knowledge, know-how and experience.

5.             Assignment of Intellectual Property.  Consultant agrees to transfer and assign and hereby does transfer and assign to the Company the entire right, title and interest for the entire world in and to all data, materials, software, designs, models, algorithms, writings, drawings, notebooks, documents, photographs, inventions and discoveries (collectively, “Inventions”) made or conceived or reduced to practice by Consultant (i) in the course of accomplishing the work described on the Description of Work attached as Exhibit A hereto, (ii) in the course of accomplishing other work performed pursuant to the relationship established by this Agreement, or (iii) with the use of materials or facilities of the Company.

Consultant agrees that he will sign, execute and acknowledge, or cause to be signed, executed and acknowledged, at the expense of the Company, any and all documents, and will perform any and all acts, as may be necessary, useful or convenient for the purpose of securing to the Company or its nominee patent, trademark or copyright protection throughout the world upon all such Inventions.

6.             License Rights.  In the event that Consultant recommends to the Company that the Company make use of devices and/or processes covered by patents and/or patent applications which Consultant may own or control, Consultant will then so inform the Company, and in the event that the Company shall follow Consultant’s recommendation and Consultant has the right to grant a license under such patents and/or patent applications, then Consultant will grant to the Company a license on reasonable terms which are no less favorable than those granted by Consultant to any other licensee.

7.             Representations of Consultant and the Company.

(a)           Consultant represents and warrants to the Company that (i) this Agreement is a valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, and (ii) his execution and delivery of, and performance of his services and other obligations under, this Agreement will not result in the breach or violation of applicable law or any agreement to which he is a party.

(b)           The Company represents and warrants to Consultant that (i) this Agreement has been duly and validly authorized by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (ii) its execution and delivery of, and performance of its obligations under, this Agreement will not result in the breach or violation of applicable law or any agreement to which it is a party.

8.             Miscellaneous.

(a)           Effective Date.  This Agreement shall be effective as of the effective date specified in the introductory paragraph, and it is expressly agreed to by Consultant and the Company that all the provisions hereof shall apply as if this Agreement had been entered into on such date.

(b)           Survival of Terms.  The provisions of paragraphs 4, 5 and 6 hereof shall survive termination of this Agreement.

(c)           Successors and Assigns. This Agreement may not be assigned by Consultant without the written consent of the Company.  This Agreement shall be binding on all of Consultant’s heirs, executors, administrators and legal representatives and all of Consultant’s successors in interest and assigns, and shall be for the benefit of the Company, its successors and its assigns.

(d)           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

(e)           Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(f)            Amendment.  Neither this Agreement nor the Description of Work may be amended except by a written agreement modifying the appropriate document duly executed by Consultant and an officer of the Company.

(g)           Entire Agreement.  This Agreement, together with the Description of Work attached hereto and any other confidentiality agreement previously or subsequently entered into by the Company and Consultant, constitute the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein.

(h)           No Conflict.  Consultant represents and warrants that this Agreement does not conflict with any other agreement or term of employment applicable to or binding upon the Consultant as of the date hereof and that Consultant will promptly notify the Company in the event that any such conflict does arise during the term hereof.

(i)            Construction.  Each party to this Agreement has had the opportunity to review this Agreement with legal counsel.  This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

(j)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instrument.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the Effective Date.

Consultant:		Company:

Paul G. Brown, III		Enchira Biotechnology Corporation

/s/ Paul G. Brown, III		By:	/s/ William E. Nasser
(Signature)			(Signature)

		Name:	William E. Nasser

		Title:	Chairman of the Board
Date:	August 16, 2002	Date:	August 16, 2002

EXHIBIT A

ENCHIRA BIOTECHNOLOGY CORPORATION

DESCRIPTION OF WORK

(Consulting Agreement Dated Effective August 16, 2002)

1.                                      DETAILED DESCRIPTION OF WORK:

Consultant will perform the following duties under this Agreement:  All duties associated with the position of President and Chief Financial Officer that are necessary to sell the assets and wind up the affairs and liquidate the Company (a “Sale”).

2.                                      START DATE:  August 16, 2002

COMPLETION DATE: The first to occur of (i) a Sale of the Company or (ii) termination of the Agreement by either the Company or Consultant.

3.                                      PERSON(S) WHO ARE TO PERFORM THE WORK: Paul G. Brown, III

4.                                      AUTHORIZED REPRESENTATIVE OF THE COMPANY:

The character of Consultant’s services shall be subject to the assignment and direction of William E. Nasser, Chairman of the Board, who will be designated as the “Director.”  Further, the character and scope of Consultant’s services may be revised by mutual agreement between Consultant and the Company and such revision will be evidenced by a formal bilateral modification to the Consulting Agreement or this Description of Work signed between Consultant and an authorized officer of the Company.  The Director and the Chief Executive Officer of the Company shall be the only individuals authorized to designate any project to be covered by this Agreement, sign any modification or addendum to this Agreement or the Description of Work, and direct the activities of Consultant under this Agreement.

5.                                      SCHEDULE PERFORMANCE:

If at any time during the performance of this contract any phase of the required tasks appear to be impossible of execution or if any phase cannot be completed on schedule, it is agreed that Consultant will notify the Company within one (1) day of such determination.  At the time of such notification Consultant shall explain to the Company why a particular task is impossible to complete and propose alternative procedures for achieving the desired result.

6.                                      REPORT SCHEDULE:

Reports, if any, to be as specified in an addendum to this Agreement.

7.                                      PAYMENT:

As consideration for all services to be rendered and performed under this Agreement and for assigning the rights to inventions, designs, patents, trademarks, and copyrights as provided in the

Consulting Agreement, Consultant will be paid a consulting fee of $93.00 per hour.  To enable the Company to determine the amount of compensation to be paid to Consultant, Consultant will provide the Company with statements outlining the services performed by Consultant under this Agreement and the number of hours spent by Consultant in providing such services, in reasonable and customary detail.

8.                                      EXPENSES:

The Company agrees to reimburse Consultant for the following expenses incurred in connection with the performance of Consultant’s services under this Agreement:

		Yes	No
-	Routine out-of-pocket expense	☒
-	Local travel		☒
-	Long distance travel at the direction of the Director or President	☒
-	Other - as approved in advance	☒

Consultant:		Company:

Paul G. Brown, III		Enchira Biotechnology Corporation

/s/ Paul G. Brown, III		By:	/s/ William E. Nasser
(Signature)			(Signature)

Name:	Paul G. Brown, III	Name:	William E. Nasser
		Title:	Chairman of the Board
Date:	August 16, 2002	Date:	August 16, 2002

10 Los Encinos Court

Magnolia, Texas 77354
(Address)

A-2